Exhibit 99.1

RELEASE MONDAY, Dec 8 2003 8:45am: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies, Inc. Agrees To Sell 365,286 Shares To An Institutional Investor Via Pipe Transaction

Keystone Heights, FL – December 8, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) announced today that it has agreed to sell 365,286 shares of common stock to an institutional investor in a Private Investment Public Equity (“PIPE”) transaction for $370,000, an average price of $1.01 per share. The purchase price of the shares approximates the average closing price for the 30 trading days prior to the initial close.

The closing of the initial installment of 143,000 shares for $130,000 was completed December 4 and the closing on the balance of the shares will take place after a registration statement covering the resale of the shares by the investor is declared effective by the Securities and Exchange Commission. The Company has agreed to file such registration statement within 30 days. The sale was arranged directly between the Company and the investor and no sales commission will be paid or warrants issued in connection with the private placement.

“We look forward to a long lasting synergistic relationship with our investor in this transaction. This investment reflects the growing confidence of investors in AATK, our management and overall business strategy. The proceeds from this private placement will enable our Company to continue to fund our manufacturing expansion, increase working capital and fund general corporate purposes,” said Joe McGuire, Chief Financial Officer of American Access Technologies, Inc.

The shares being sold in the PIPE transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the absence of an effective registration or an applicable exemption from registration. Any offering of shares under the resale registration statement will be made only by prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for installation and moves, adds, and changes by as much as 65% while providing plug and play, up-gradable networks, fiber optics and wireless LAN. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future events, conditions and financial trends. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties including general economic conditions as well as those listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.